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SCHEDULE 14A INFORMATION

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WORLD AIRWAYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     On November 11, 2003, World Airways, Inc. issued the following press release:

WORLD AIRWAYS ANNOUNCES AGREEMENTS WITH
MAJOR HOLDERS FOR PRIVATE EXCHANGE
OF CONVERTIBLE DEBENTURES

Company Plans to Call All Remaining Debentures

Peachtree City, GA, November 11, 2003 – World Airways, Inc. (NASDAQ: WLDA) today announced that it has entered into agreements with three institutional holders of its 8% Convertible Senior Subordinated Debentures Due 2004. Under the agreements, these investors will acquire $25,545,000 principal amount of the Company’s newly issued six-year 8% Convertible Senior Subordinated Debentures in exchange for $22,545,000 principal amount of the Company’s existing 8% Convertible Senior Subordinated Debentures Due 2004 and $3,000,000 in cash. Additionally, the Company plans to call the remaining debentures concurrent with the exchange.

Hollis Harris, chairman and CEO of World Airways, said, “This is a major step forward in our plans to restructure our debentures and secure approval for the federal loan guarantee from the Air Transportation Stabilization Board. This, in parallel with our strengthening financial performance, represents very positive news for our Company.”

He continued, “Our revenue forecast for this year represents an increase of about 24% compared to the 2002 level, and we expect profitability for the second year in a row. Our sales and marketing efforts have paid off, resulting in a number of new clients, and we’ve been successful in growing our revenues with our current client base. All these activities put World in a strong position as we prepare for 2004.”

The new debentures will be convertible into common stock at a price of $3.20 per share and will not be callable for one year. The new debentures may be called by the Company at 100% of principal amount after one year if the Company’s common stock closes at a price equal to or greater than 200% of the conversion price for 20 of 30 consecutive trading days and after two years if the common stock closes for a similar period at a price equal to or greater than 150% of the conversion price. After three years, the Company may call the new debentures, at any time, at 100% of the principal amount regardless of stock price.

The new debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to register the new debentures for resale following the closing of the issuance.

The closing is subject to various conditions including stockholder approval, concurrent funding of the ATSB guaranteed loan, termination of the loan facility with Wells Fargo Foothill, Inc., and the call for redemption of the remaining outstanding existing debentures.

The Company received conditional approval from the Air Transportation Stabilization Board (ATSB) on April 23, 2003 for a federal loan guarantee of $27.0 million, representing 90% of a new $30 million term loan facility. The loan guarantee application that the Company filed with the ATSB proposed that the Company would restructure the existing debentures in a manner satisfactory to the ATSB. The ATSB approval is subject to a number of conditions, including the satisfaction of all the terms and conditions proposed in the Company’s application.

The Company’s goal is to complete the debenture restructuring, receive final ATSB approval and close the ATSB guaranteed loan by the middle of December. Upon the closing of the issuance of the new debentures and the ATSB guaranteed loan, the Company intends to call the entire remaining principal amount of existing debentures. Pursuant to the redemption provisions of the indenture governing the existing debentures, the redemption price of the remaining existing debentures will be 101.143% of their principal amount.

The Company also announced that the special meeting of stockholders to approve the issuance of the new debentures and the issuance of warrants to the ATSB in connection with the ATSB guaranteed loan has been set for December 15, 2003 and the record date for such meeting is November 12, 2003.

Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldairways.com.

Additional Information:

The Company plans to file with the Securities and Exchange Commission a definitive proxy statement in connection with a special meeting of the Company’s stockholders to approve the issuance of the new debentures and the warrants to be granted to the ATSB in connection with the ATSB guaranteed loan. Investors are urged to read the definitive proxy statement when it becomes available because it will contain important information regarding the Company and the issuance of the new debentures and the ATSB warrants.

The definitive proxy statement will be sent to the stockholders of the Company who are stockholders as of the record date. You will be able to obtain the definitive proxy statement, and any other relevant documents, free of charge on the website maintained by the Securities and Exchange Commission at www.sec.gov.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders. Information about the directors and executive officers of the Company and their ownership of the Company’s stock will be set forth in the definitive proxy statement when it becomes available.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

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